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                                                                    EXHIBIT 8.1

                      [LETTERHEAD OF ROGERS & WELLS LLP]

February 11, 1999

Hearst-Argyle Television, Inc.
888 Seventh Avenue
New York, New York 10106

Ladies and Gentlemen:

We have acted as counsel to you in connection with the proposed merger (the "Merger") of Pulitzer Publishing Company ("Pulitzer") with and into Hearst-Argyle Television, Inc. ("Hearst-Argyle"). This opinion letter is being furnished to you pursuant to Section 7.04(e) of the Amended and Restated Agreement and Plan of Merger, dated as of May 25, 1998 (the "Merger Agreement"), by and among Pulitzer, Pulitzer, Inc. (a wholly owned subsidiary of Pulitzer) and Hearst-Argyle. Unless otherwise specified herein, all capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

We have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Joint Proxy Statement/Prospectus (the "Joint Proxy/Prospectus") filed by Pulitzer and Hearst-Argyle with the Securities and Exchange Commission on February 11, 1999 (the "Registration Statement") and such other documents and information as we have deemed necessary or appropriate as a basis for the opinions set forth below. Our opinions are expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy of all of such facts, information, covenants, statements and representations up to and including the Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the contemplated transactions will be consummated at the Effective Time in accordance with the terms of the Merger Agreement. In addition, we have, with your consent, relied upon statements, representations and covenants contained in certificates executed by officers of Pulitzer and Hearst-Argyle, dated February 11, 1999 (the "Tax Certificates"), and we have assumed that the Tax Certificates are true, complete and accurate.

In rendering our opinions, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), judicial decisions, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities or the facts, information, covenants, statements, representations or assumptions upon which our opinion is based could affect our conclusions herein.

Based upon and subject to the foregoing, we are of the opinion, and hereby confirm our opinion set forth in the Joint Proxy/Prospectus under the caption "Federal Income Tax Consequences of the Spin-Off, the Merger and Related Transactions--The Merger," that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Accordingly, no gain or loss will be recognized by Hearst-Argyle or Hearst-Argyle stockholders. We are also of the opinion that the discussion in the Joint Proxy/Prospectus under the
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captions "Summary--Certain Federal Income Tax Considerations," "Federal Income
Tax Consequences Of The Spin-Off, The Merger and Related Transactions--The Merger" and "Risk Factors--Risk Factors Associated with the Spin-Off and the Merger--Federal Income Tax Risks Relating to the Merger", to the extent it relates to Hearst-Argyle or Hearst-Argyle stockholders, is a fair and accurate summary of the material Federal income tax consequences of the Merger, subject to the qualifications set forth therein.

Except as set forth above, we express no opinion to any party as to any consequences of the Merger, any transactions related thereto or any issue relating to Hearst-Argyle or any investment therein. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented, or assumed herein or any subsequent changes in applicable law. This opinion is solely for your and your stockholders' benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent in accordance with the requirements of Item 601(a)(23) of Regulation S-K under the Securities Act to the filing of this opinion as Exhibit 8.1 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of The Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Rogers & Wells LLP